EXHIBIT 3.1

ASHFORD HOSPITALITY PRIME, INC.
ARTICLES SUPPLEMENTARY ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF A SERIES OF PREFERRED STOCK
Ashford Hospitality Prime, Inc., a Maryland corporation (the “Company”), having its principal office in Baltimore City, Maryland certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Under a power contained in Section 2-208 of the Maryland General Corporation Law and Article V of the Company’s Articles of Amendment and Restatement (as amended or supplemented through the date hereof) (the “Charter”), the Board of Directors of the Company (the “Board”) and a duly authorized committee thereof, classified 2,600,000 shares of the unissued preferred stock, par value $0.01 per share, of the Company (“Preferred Stock”) as 5.50% Series B Cumulative Convertible Preferred Stock, with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.
1.Designation and Number. A series of Preferred Stock of the Company, designated the “5.50% Series B Cumulative Convertible Preferred Stock” (the “Series B Preferred Stock”) is hereby established. The par value of the Series B Preferred Stock is $0.01 per share, and the liquidation preference is $25.00 per share. The number of shares of Series B Preferred Stock shall be 2,600,000.
2.    Rank. The Series B Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Company, ranks: (i) senior to all classes or series of our Common Stock and to all other equity securities issued by us other than equity securities referred to in clauses (ii) and (iii); (ii) junior to all equity securities whose terms specifically provide that those equity securities rank senior to the Series B Preferred Stock with respect to rights to the payment of dividends or the distribution of our assets upon liquidation, dissolution or winding up; and (iii) on parity with all other equity securities issued by us whose terms provide that those equity securities rank on parity with the Series B Preferred Stock with respect to rights to the payment of dividends or the distribution of our assets upon liquidation, dissolution or winding up. The term “equity securities” does not include convertible debt securities, which will rank senior to the Series B Preferred Stock.
3.    Definitions. The following terms, used but not otherwise defined herein, have the following meanings:
(a)    “Business day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are generally authorized or required by law or executive order to close. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

(b)    “Change of Control” is deemed to occur when, after the original issuance of the Series B Preferred Stock, the following have occurred and are continuing:

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the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

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following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American depositary receipts representing such securities) listed on a National Exchange.

(c)    “Change of Control Conversion Date” is the date the Series B Preferred Stock is to be converted, which will be a business day selected by us that is no fewer than five days nor more than 10 days after the notice period described in Section 9(b)(vii) to the holders of Series B Preferred Stock.
(d)    “Closing Bid Price” means, for purposes of Section 8, (i) if the Common Stock is listed on a National Exchange, the last sale price quoted for the sale of a share of the Common Stock on such National Exchange on each trading day, or, if such National Exchange begins to operate on an extended hours basis and does not designate the closing bid price, then the last bid price of such security at or immediately prior to 4:00 p.m., New York City time, or (ii) if the Common Stock is not then listed for trading on a National Exchange, the average of the last quoted bid prices for a share of Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization. If the Closing Bid Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as determined in the business judgment of the Board.
(e)    “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of our Common Stock is solely cash, the amount of cash consideration per share of our Common Stock or (ii) if the consideration to be received in the Change of Control by holders of our Common Stock is other than solely cash (x) the average of the closing sale prices per share of our Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the National Exchange on which our Common Stock is then traded, or (y) the average of the last quoted bid prices for our Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our Common Stock is not then listed for trading on a National Exchange.
(f)    “Correction Event” means the payment in full of all dividends accumulated on the Series B Preferred Stock for all past dividend periods and the then current dividend period (or the declaration of such dividends provided that a sum sufficient for the payment thereof is set aside for such payment).
(g)    “REIT” means real estate investment trust under the Internal Revenue Code of 1986, as amended.
(h)    “REIT Termination Event” shall mean the earliest to occur of: (i) the filing of a federal income tax return by the Company for any taxable year on which the Company does not compute its income as a real estate investment trust; (ii) the approval by the stockholders of the Company of a proposal for the Company to cease to qualify as a real estate investment trust; (iii) the approval by the Board of a proposal for the Company to cease to qualify as a real estate investment trust; (iv) a determination by the Board, based on the advice of counsel, that the Company has ceased to qualify as a real estate investment trust; or (v) a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended, that the Company has ceased to qualify as a real estate investment trust.
4.    Maturity. The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series B Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them. We are not required to set aside funds to redeem the Series B Preferred Stock.

5.	Dividends.
(a)    Holders of shares of the Series B Preferred Stock are entitled to receive, when, as and if authorized and declared by the Board, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 5.50% per annum on the $25.00 per share liquidation preference (equivalent to $1.375 per annum per share). Dividends on the Series B Preferred Stock shall be cumulative from the date of original issuance and shall be payable quarterly on the 15th day of each January, April, July, October (each, a “dividend payment date”), starting January 15, 2016; provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Any dividend payable on the Series B Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records for the Series B Preferred Stock at the close of business on the applicable record date, which shall be, whether or not a business day, the 30th calendar day of the month preceding the next applicable dividend payment date (each, a “dividend record date”); provided that the record date for the first dividend payment date scheduled for January 15, 2016 shall be January 1, 2016.

(b)    No dividends on shares of Series B Preferred Stock shall be authorized by the Board or paid or set apart for payment by us at any time when the declaration or payment thereof would be unlawful.
(c)    Notwithstanding the foregoing, dividends on the Series B Preferred Stock will accrue whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears, and holders of the Series B Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accumulated, accrued but unpaid dividend due with respect to those shares.
(d)    When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any other series of Preferred Stock that we may issue ranking on parity as to dividends with the Series B Preferred Stock, all dividends declared upon the Series B Preferred Stock and any other series of Preferred Stock ranking on parity that we may issue as to dividends with the Series B Preferred Stock shall be declared pro rata in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series B Preferred Stock and accumulated, accrued and unpaid on such parity stock. Except as set forth in the preceding sentence, unless dividends on the Series B Preferred Stock equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment for all past dividend periods, no dividends shall be declared or paid or set aside for payment by us with respect to any class or series of parity stock. Unless full cumulative dividends on the Series B Preferred Stock have been paid or declared and set apart for payment for all past dividend periods, no dividends (other than dividends paid in shares junior in rank to the Series B Preferred Stock or options, warrants or rights to subscribe for or purchase such junior stock) shall be declared or paid or set apart for payment by us with respect to any junior stock, nor shall any junior stock or parity stock be redeemed, purchased or otherwise acquired (except for purposes of an employee benefit plan) for any consideration, or any monies be paid to or made available for a sinking fund for the redemption of any junior stock or parity stock (except by conversion or exchange for junior stock, or options, warrants or rights to subscribe for or purchase junior stock), nor shall any other cash or property be paid or distributed to or for the benefit of holders of junior stock. Notwithstanding the foregoing, we shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any parity or junior stock or (ii) redeeming, purchasing or otherwise acquiring any parity or junior stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain our qualification as a REIT.
(e)    No interest shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears.
(g)    Whenever dividends on any shares of Series B Preferred Stock are in arrears for six or more quarterly dividend periods, whether or not consecutive (a “Penalty Event”), the dividend rate shall be increased by 200 basis points per annum (equivalent to $1.875 per annum per share)

(as increased, the “Penalty Rate”). This Penalty Rate shall remain in effect until all accumulated, accrued but unpaid dividends on the Series B Preferred Stock have been paid in full, at which time the dividend rate shall revert to the rate of 5.50% of the $25.00 per share stated liquidation preference per annum.

6.	Liquidation Preference.
(a)    In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series B Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our stockholders, subject to the preferential rights of any class or series of our equity securities we may issue ranking senior to the Series B Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated, accrued and unpaid dividends to, but not including, the date of final distribution to such holders. Until the holders of the Series B Preferred Stock have been paid the liquidation preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends to, but not including, the date of final distribution to such holders, no payment shall be made to any holder of our Common Stock or any other class or series of our stock we may issue that ranks junior to the Series B Preferred Stock upon the liquidation, dissolution or winding up of the Company.
(b)    In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets, or proceeds thereof, distributable among the holders of Series B Preferred Stock are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our equity securities that we may issue ranking on parity with the Series B Preferred Stock upon the liquidation, dissolution or winding up of the Company, then the holders of the Series B Preferred Stock and all other such classes or series of equity securities shall share ratably in any such distribution of assets or the proceeds thereof in proportion to the full liquidating distributions or amounts to which they would otherwise be respectively entitled.
(c)    Holders of Series B Preferred Stock will be entitled to written notice of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of our remaining assets. Our voluntary or involuntary liquidation, dissolution or winding up shall not include our consolidation or merger with or into one or more entities, a sale or transfer of all or substantially all of our assets or a statutory stock exchange (although such events may give rise to the other rights as described herein).

7.	Redemption.
(a)    On and after June 11, 2020, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated, accrued and unpaid dividends thereon to, but not including, the date fixed for redemption. If we elect to redeem any shares of Series B Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.
(b)    On or prior to the occurrence of a Change of Control, we may, at our option, redeem any then outstanding Series B Preferred Stock, in whole or in part, for cash at a redemption price of $25.00 per share, plus any accumulated, accrued and unpaid dividends thereon to, but not including, the date of redemption. In the event that the Company shall have received notice of a holder’s intent to convert the Series B Preferred Stock into our Common Stock in accordance with the Change of Control Conversion Right or the General Conversion Right (as defined below) prior to the date fixed for redemption, then such Change of Control Conversion Right or the General Conversion Right shall be exercised first in lieu of our right to redeem the Series B Preferred Stock in accordance with this paragraph. If we elect to redeem any shares of the Series B Preferred Stock as described in this paragraph, we may use any cash lawfully available to pay the redemption price. In the event a Change of Control has not occurred on or prior to the date fixed for redemption, without the necessity of further action by the Board, the notice of redemption shall be deemed to have been withdrawn and no redemption of the Series B Preferred Stock shall be made.
(c)    In the event we elect to redeem Series B Preferred Stock, the notice of redemption will be mailed to each holder of record of Series B Preferred Stock called for redemption at such holder’s address as it appear on our stock transfer records, not less than 30 nor more than 60 days’ prior to the date fixed for redemption, and will state the following:
●    the redemption date;
●    the number of shares of Series B Preferred Stock to be redeemed;
●    the redemption price;

●	the place or places where certificates (if any) for the Series B Preferred Stock are to be surrendered for payment of the redemption price;

●	that dividends on the shares to be redeemed will cease to accumulate on the redemption date;

●	whether such redemption is being made pursuant to the provisions described in clauses (a) or (b), above;

●	if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control.
If less than all of the shares of Series B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given.

Holders of Series B Preferred Stock to be redeemed shall surrender the Series B Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated, accrued and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Series B Preferred Stock has been given and if we have irrevocably set aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series B Preferred Stock so called for redemption, then from and after the redemption date, dividends will cease to accumulate on those shares of Series B Preferred Stock, those shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated, accrued and unpaid dividends, if any, payable upon redemption (except, in the case of a Special Optional Redemption, should a Change of Control not occur, then no holder shall be entitled to receive the redemption price or any accumulated, accrued and unpaid dividends). If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series B Preferred Stock is to be redeemed, the Series B Preferred Stock to be redeemed shall be selected pro rata or by lot (as nearly as may be practicable without creating fractional shares).
If a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, each holder of Series B Preferred Stock at the close of business on such dividend record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series B Preferred Stock to be redeemed.
Unless full cumulative dividends on all shares of Series B Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed, and we shall not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock (except by exchanging it for our capital stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock or pursuant to our Charter or otherwise in order to ensure that we remain qualified as a REIT for federal income tax purposes.
Subject to applicable law and the terms of these articles supplementary, we may purchase shares of Series B Preferred Stock in the open market, by tender or by private agreement. Any shares of Series B Preferred Stock that we acquire shall revert to the status of authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Stock.

(d)    If at any time (i) a REIT Termination Event occurs or (ii) after our Common Stock shall fail to or cease to be listed on the NYSE, NYSE MKT, or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor thereto (each a “National Exchange”; and each of (i) and (ii) above being a “Repurchase Event”), then the holders of Series B Preferred Stock shall have the right to require the Company, to the extent the Company shall have funds legally available therefor, to redeem any or all of the Series B Preferred Stock held by such holder at a repurchase price payable in cash (the “Repurchase Payment”) in an amount equal to 103% of the liquidation preference per share of Series B Preferred Stock (plus all accumulated, accrued and unpaid dividends, on the date of redemption (the “Repurchase Date”) pursuant to the offer described in the immediately following paragraph (the “Repurchase Offer”); provided, however, that in the event a Repurchase Event occurs as the result of, or is otherwise related to, a Change of Control, then the respective rights of the Company and the holders of Series B Preferred Stock shall be governed by the provisions described under sections 7(b) and 9(b) herein, and not this paragraph. If funds are not legally available to make the full Repurchase Payment as described in this paragraph, then the Company shall make the Repurchase Payment to the extent such funds are legally available.
(e)    Subject to the requirements of applicable law, within ten (10) business days following the Company becoming aware that a Repurchase Event has occurred, the Company shall mail by recognized overnight courier a notice to each holder of Series B Preferred Stock stating (i) that a Repurchase Event has occurred and that such holder has the right to require the Company to repurchase any or all of the Series B Preferred Stock then held by such holder for cash, (ii) the Repurchase Date (which shall be a business day, no earlier than 30 days and no later than 60 days from the date such notice is mailed, or such later date as may be necessary to comply with the requirements of applicable law or the exchange, if any, upon which the Series B Preferred Stock may then be listed; provided, however, that if the Repurchase Event is the result of a transaction giving rise to a Change of Control consisting of an exchange of the Common Stock for cash or other securities, the date of repurchase, if any, shall be no later than the consummation of such exchange), (iii) the amount of the Repurchase Payment with respect to such holder and (iv) the instructions determined by the Company, consistent with this subsection, that such holder must follow in order to have its Series B Preferred Stock repurchased.
(f)    On the Repurchase Date, the Company, to the extent lawful, shall accept for payment Series B Preferred Stock or portions thereof tendered by each holder of Series B Preferred Stock pursuant to the Repurchase Offer and promptly by wire transfer of immediately available funds to such holder, as directed by such holder, send an amount equal to the Repurchase Payment in respect of all Series B Preferred Stock or portions thereof so tendered.
(g)    Notwithstanding anything else herein, to the extent they are applicable to any Repurchase Offer, the Company will comply with any federal and state securities laws, rules and regulations applicable to it or its securities, and all time periods and requirements set forth above shall be adjusted accordingly to conform to such requirements.
(h)    Shares of Series B Preferred Stock that are redeemed, purchased or otherwise acquired by the Company, or converted into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock and shall be available for further classification and reclassification.

8.	Mandatory Conversion.
(a)    Commencing June 11, 2016, we at our option, may cause the Series B Preferred Stock to be converted in whole or in part, on a pro rata basis, into fully paid and nonassessable shares of our Common Stock at the applicable Conversion Rate (defined in section 9(a)(i) below), provided that the Closing Bid Price of the Common Stock shall have equaled or exceeded 110% of the Conversion Price for the immediately preceding 45 consecutive trading days ending three days prior to the date of notice of conversion (such event, the “Market Trigger”; the exercise of the Company’s conversion right upon the occurrence of a Market Trigger, the “Mandatory Conversion”). Any shares of Series B Preferred Stock so converted shall be treated as having been surrendered by the holder thereof for conversion on the date of such Mandatory Conversion (unless previously converted at the option of the holder).
(b)    In the event of a Mandatory Conversion (unless shares of Series B Preferred Stock have been previously converted at the option of the holder), we shall pay holders of the Series B Preferred Stock an additional dividend payment to make the holders whole on dividends expected to be received through June 11, 2019 on the Series B Preferred Stock in an amount equal to the net present value, where the discount rate is the dividend rate on the Series B Preferred Stock, of the difference between (i) the annual dividend payments the holders of Series B Preferred Stock would have received in cash from the date of the Mandatory Conversion to June 11, 2019, and (ii) the Common Stock quarterly dividend payments the holders of Series B Preferred Stock would have received over the same time period had such holders held Common Stock (such latter amount calculated by annualizing the quarterly dividends paid by the Company on its Common Stock in or for the last full calendar quarter immediately preceding such Mandatory Conversion).
(c)    In the event of a Mandatory Conversion, notice (the “Notice of Mandatory Conversion”) by first class mail, postage prepaid, shall be given to the holders of record of the Series B Preferred Stock subject to such Mandatory Conversion at such holder’s address as it appears on our stock transfer records, not less than 30 nor more than 60 days prior to the date fixed for such Mandatory Conversion, and such notice will state the following: (i) the business day selected for the Mandatory Conversion (the “Mandatory Conversion Date”), (ii) the aggregate number of shares of Series B Preferred Stock subject to Mandatory Conversion, and (iii) the number of shares of Common Stock to be issued to such holder on the Mandatory Conversion Date.
(d)    Notwithstanding any other provision of the Series B Preferred Stock, no holder of Series B Preferred Stock will be entitled to convert such Series B Preferred Stock for shares of our Common Stock to the extent that receipt of such Common Stock would cause such holder (or any other person) to exceed the applicable ownership limits contained in our Charter, unless we provide an exemption from this limitation for such holder.
(e)    Except as provided above, the Series B Preferred Stock is not convertible into or exchangeable for any other securities or property.

9.	Conversion Rights.
(a)    General Conversion Right.
(i)    Each outstanding share of Series B Preferred Stock shall be convertible at any time at the option of the holder (the “General Conversion Right”) into that number of whole shares of our Common Stock at an initial conversion price equal to $18.90 (the “Conversion Price”), which represents an initial conversion rate of 1.3228 shares of our Common Stock (as may be subject to adjustment as provided herein, the “Conversion Rate”). A share of Series B Preferred Stock called by the Company for redemption shall be convertible into shares of our Common Stock up to and including, but not after, the close of business on the date fixed for redemption unless we default in the payment of the amount payable upon redemption.
(ii)    To exercise the General Conversion Right, the holder of each share of Series B Preferred Stock to be converted shall surrender the certificate representing such share, if certificated, duly endorsed or assigned to us or in blank, at the office of the transfer agent, together with written notice of the election to convert executed by the holder (the “Conversion Notice”) specifying the number of shares of Series B Preferred Stock to be converted, the name in which the share of the Common Stock deliverable upon conversion shall be registered, and the address of the named person. If the shares of Series B Preferred Stock are not certificated, the holder must deliver evidence of ownership satisfactory to us and the transfer agent. Unless the shares of Common Stock deliverable upon conversion are to be issued in the same name as the name in which the shares of Series B Preferred Stock to be converted are registered, the holder must also deliver to the transfer agent an instrument of transfer, in form satisfactory to us, duly executed by the holder or the holder’s duly authorized attorney, together with an amount sufficient to pay any transfer or similar tax in connection with the issuance and delivery of such shares of Common Stock in such name (or evidence reasonably satisfactory to us demonstrating that such taxes have been paid).
(b)    Change of Control Conversion Rights.
(i)    On or prior to the occurrence of a Change of Control, each holder of Series B Preferred Stock will have the right to convert some or all of the Series B Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our Common Stock per share of Series B Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:

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the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series B Preferred Stock plus the amount of any accumulated, accrued and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date and prior to the corresponding dividend payment date for the Series B Preferred Stock, in which case no additional amount for accumulated, accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price; and

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1.6057 (the “Share Cap”), subject to certain adjustments as described below, provided, however, that in the event that the Company effects a registered public offering for cash of further shares of Series B Preferred Stock the share Cap shall automatically, and without further action, be reset to 3.2216 (the “Amended Share Cap”), provided further that the Amended Share Cap as set forth herein shall be subject to the adjustments as provided under Section 12 occurring at any time following the date of original issuance of the Series B Preferred Stock created hereby.

(ii)    Notwithstanding the foregoing, holders shall always have the right, up to the close of business on the applicable redemption date, to convert the Series B Preferred Stock in accordance with the General Conversion Right.
(iii)    Notwithstanding anything in our Charter or the articles supplementary to the contrary and except as otherwise required by law, the persons who are the holders of record of shares of Series B Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the conversion of those shares after such dividend record date and on or prior to such dividend payment date and, in such case, the full amount of such dividend shall be paid on such dividend payment date to the persons who were the holders of record at the close of business on such dividend record date. Except as provided above, we will make no allowance for unpaid dividends that are not in arrears on the shares of Series B Preferred Stock to be converted.
(iv)    We will provide to holders of Series B Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right, not less than 30 nor more than 60 days prior to the date on which the Change of Control is expected to occur in accordance with section 7(b) herein, and will state the following:
•the events constituting the Change of Control;
•the date of the Change of Control;

•	the last date on which the holders of Series B Preferred Stock may exercise their Change of Control Conversion Right;
•the method and period for calculating the Common Stock Price;
•the Change of Control Conversion Date;

•	if applicable, the type and amount of exchange property entitled to be received per share of Series B Preferred Stock;

•	the name and address of the paying agent, transfer agent and conversion agent for the Series B Preferred Stock;

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the procedures that the holders of Series B Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and

•	the last date on which holders of Series B Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.
(v)    To exercise the Change of Control Conversion Right, the holders of Series B Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series B Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series B Preferred Stock held in book-entry form through a Depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series B Preferred Stock to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by us, duly completed, to our transfer agent. In the event a Change of Control has not occurred on or prior to the date fixed for redemption, without the necessity of further action by the Board, the notice of redemption shall be deemed to have been withdrawn and no redemption of the Series B Preferred Stock shall be made. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number of shares of Series B Preferred Stock to be converted; and

•	that the Series B Preferred Stock is to be converted pursuant to the applicable provisions of the Series B Preferred Stock.
(vi)    Holders of Series B Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state:
●    the number of withdrawn shares of Series B Preferred Stock;

●	if certificated Series B Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of Series B Preferred Stock; and

●	the number of shares of Series B Preferred Stock, if any, which remain subject to the holder’s conversion notice.

Notwithstanding the foregoing, if any shares of Series B Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.
(vii)    Series B Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date.
(viii)    We will deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of our Common Stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.
(ix)    In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series B Preferred Stock into shares of our Common Stock or other property.
10.    Make-Whole Premium. In the event a Change of Control occurs prior to June 11, 2019 and either (i) the Company exercises its Special Optional Redemption Right or (ii) the holder elects to convert such holder’s shares of Series B Preferred Stock by exercising the Change of Control Conversion Right, then we will pay to such holder in cash, to the extent we are legally permitted to do so, the present value, computed using a discount rate of 5.50% per annum compounded quarterly, of all dividend payments on the Series B Preferred Stock for all remaining dividend periods (excluding any accumulated dividend amount) from the date of such exercise up to but excluding June 11, 2019.
11.    No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock, whether voluntary or mandatory. Instead, the Company shall pay the cash value to each holder that would otherwise be entitled to a fractional share.
12.    Anti-Dilution Adjustments. The applicable Conversion Rate will be adjusted, without duplication, upon the occurrence of any of the following events:
(a)    We issue common stock to all holders of our common stock as a dividend or other distribution, or if we effect a share split, share combination or reverse share split, in which event the applicable Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0	x	OS1 OS0

where,

CR0	=
the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

CR1	=
the Conversion Rate in effect immediately after the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

OS0	=
the number of shares of our common stock outstanding immediately prior to the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be; and

OS1	=	the number of shares of our common stock outstanding immediately after such dividend or distribution, or such share split, share combination or reverse share split, as the case may be.

Any adjustment made pursuant to this clause (a) will become effective immediately after the open of business on the Ex-Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this clause (a) is declared but not so paid or made, or any share split or combination of the type described in this clause (a) is announced but the outstanding shares of our common stock are not split or combined, as the case may be, the Conversion Rate shall immediately be readjusted, effective as of the date our Board of Directors publicly announces its decision not to make such dividend or distribution, or not to split, combine or reverse split the outstanding shares of our common stock, as the case may be, to such Conversion Rate that would be in effect if such dividend, distribution, share split, reverse share split or share combination had not been declared or announced.

(b)    We issue to all holders of our common stock rights or warrants (other than as provided herein) entitling them, for a period of up to 45 calendar days from the record date of such distribution, to subscribe for or purchase our common stock at less than the “current market price” (as defined below) of our common stock, in which case the applicable Conversion Rate will be increased based on the following formula:

CR1	=	CR0	x	OS0 + X OS0 + Y

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such distribution;
CR1	=	the Conversion Rate in effect immediately after the open of business on the Ex-Date for such distribution;
OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on the Ex-Date for such distribution;
X	=	the total number of shares of our common stock issuable pursuant to such rights or warrants; and
Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the current market price of our common stock.

Any adjustment made pursuant to this clause (b) will become effective immediately after the open of business on the Ex-Date for such distribution. In the event that such rights or warrants described in this clause (b) are not so issued, the applicable Conversion Rate shall be readjusted, effective as of the date our Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Rate that would then be in effect if such Ex-Date for such distribution had not occurred. To the extent that such rights or warrants are not exercised prior to their expiration or our common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the applicable Conversion Rate shall be readjusted to such Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of our common stock actually delivered. In determining whether any rights or warrants entitle the holders thereof to subscribe for or purchase common stock at less than the current market price, and in determining the aggregate offering price payable for such common stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration and any amount payable on exercise or conversion thereof (if other than cash, to be determined in good faith by our Board of Directors, which determination shall be final).

(c)    We distribute to all holders of our common stock evidences of our indebtedness, share capital, securities, cash or other assets, excluding:

•	any dividend or distribution covered by clauses (a) or (b) above;

•	any rights or warrants covered by clause (b) above;

•	any dividend or distribution covered by clause (d) below; and

•	any spin-off to which the provisions set forth below in this clause (c) shall apply,

then the Conversion Rate will be increased based on the following formula:

CR1	=	CR0	x	SP0 SP0 − FMV

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such distribution;
CR1	=	the Conversion Rate in effect immediately after the open of business on the Ex-Date for such distribution;
SP0	=	the current market price of our common stock; and
FMV	=
the fair market value (as determined by our Board of Directors in its good faith judgment) of our indebtedness, share capital, securities, cash or other assets distributable with respect to each outstanding share of our common stock on the Ex-Date for such distribution.

Any adjustment under this above portion of this clause (c) will become effective immediately after the open of business on the Ex-Date for such distribution.

In the event that we make a distribution to all holders of our common stock consisting of share capital of, or similar equity interests in, or relating to a subsidiary or other business unit of ours that is listed or quoted (or will be listed or quoted upon consummation of the spin-off (as defined below)) on a national securities exchange (herein referred to as a “spin-off”), the applicable Conversion Rate in effect immediately before 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the Ex-Date for the spin-off will be increased based on the following formula:

CR1	=	CR0	x	FMV + MP0 MP0

where,
CR0	=	the Conversion Rate in effect immediately prior to the close of business on the tenth trading day immediately following, and including, the Ex-Date for the spin-off;
CR1	=	the Conversion Rate in effect immediately after the close of business on the tenth trading day immediately following, and including, the Ex-Date for the spin-off;
FMV	=
fair market value, as determined by our Board of Directors in its good faith judgment, of the portion of those shares of share capital or similar equity interests so distributed applicable to one share of common stock over the ten consecutive trading day period immediately following, and including, the Ex-Date for the spin-off (or, if such shares of share capital or equity interests are listed on a U.S. national or regional securities exchange, the current market price of such securities); and

MP0	=	the current market price of our common stock.

 Any adjustment made pursuant to this clause (c) shall become effective at the close of business on the 10th trading day immediately following, and including, the Ex-Date for the spin-off; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 trading days following, and including, the effective date of any spin-off, references within the portion of this clause (c) related to “spin-offs” to 10 consecutive trading days shall be deemed replaced with such lesser number of consecutive trading days as have elapsed between the effective date of such spin-off and the relevant conversion date. In the event that such distribution described in this clause (c) is not so made, the applicable Conversion Rate shall be readjusted, effective as of the date our Board of Directors publicly announces his decision not to make such distribution, to such Conversion Rate that would then be in effect if such distribution had not been declared.

(d)    We make a distribution consisting exclusively of cash to all holders of our common stock, excluding:

(1) any regularly scheduled quarterly cash dividend in the ordinary course of business;

(2) any cash that is distributed in a reorganization event (as described below);

(3) any dividend or distribution in connection with our liquidation, dissolution or winding up; and

(4) any consideration payable as part of a tender or exchange offer;

in which event, the applicable Conversion Rate will be increased based on the following formula:

CR1	=	CR0	x	SP0 SP0 − C

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;
CR1	=	the Conversion Rate in effect immediately after the open of business on the Ex-Date for such dividend or distribution;
SP0	=	the current market price of our common stock; and
C	=	the amount in cash per share of our common stock so distributed (excluding any amounts set forth under (d)(1)-(4) above).

Such increase shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(e)    We or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our common stock (excluding any securities convertible or exchangeable for our common stock), where the cash and the fair market value of any other consideration included in the payment per share of common stock exceeds the current market price of our common stock, in which event the applicable Conversion Rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “expiration date”) will be increased based on the following formula:

CR1	=	CR0	x	AC + (SP1 x OS1) OS0 x SP1

CR0	=
the Conversion Rate in effect immediately prior to the close of business on the last trading day of the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1	=
the Conversion Rate in effect immediately after the close of business on the last trading day of the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC	=
the aggregate value of all cash and the fair market vaue of any other consideration (as determined by our Board of Directors in its good faith judgment) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;
OS1	=
the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer and excluding fractional shares); and

SP1	=	the current market price of our common stock.

Any adjustment made pursuant to this clause (e) shall become effective immediately after 5:00 p.m., New York City time, on the 10th trading day immediately following the expiration date but will be given effect as of the open of business on the expiration date for the tender or exchange offer; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 trading days immediately following, but excluding, the date that any such tender or exchange offer expires, references within this clause (e) to 10 consecutive trading days shall be deemed replaced with such lesser number of consecutive trading days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date. In the event that we are, or one of our subsidiaries is, obligated to purchase our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the applicable Conversion Rate shall be readjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

Notwithstanding the foregoing, if (i) a Conversion Rate adjustment pursuant to any of the foregoing becomes effective on any Ex-Date as described above and (ii) a holder converting its Series B Preferred Stock on or after such Ex-Date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date based on an adjusted Conversion Rate for such Ex-Date, then, notwithstanding the foregoing Conversion Rate adjustment provisions, the Conversion Rate adjustment relating to such Ex-Date will not be made for any holder converting Series B Preferred Stock on or after such Ex-Date and on or prior to the related record date. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

We are not required to adjust the Conversion Rate for any of the transactions described in the clauses above (other than for share splits, share combinations or reverse share splits) if we make provision for each holder of a share of Series B Preferred Stock to participate in the transaction, at the same time as holders of our common stock participate, without conversion, as if such holder held a number of shares of our common stock in respect of each share of Series B Preferred Stock equal to the Conversion Rate in effect on the “Ex-Date” or effective date of such transaction.

If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then the Conversion Rate will not be adjusted pursuant to clauses (b) and (c) above, as applicable, until the earliest of these triggering events occurs and the Conversion Rate shall be readjusted to the extent any of these rights, options or warrants are not exercised before they expire.

To the extent that we have a rights plan in effect with respect to our common stock on any conversion date, upon conversion of any Series B Preferred Stock, you will receive, in addition to common stock, the rights under the rights plan, unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have been separated from our common stock, in which case the applicable Conversion Rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (c) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow you to receive upon conversion, in addition to any common stock, the rights described therein (unless such rights or warrants have separated from our common stock) shall not constitute a distribution of rights or warrants that would entitle you to an adjustment to the Conversion Rate.

We will not adjust the Conversion Rate pursuant to the clauses above unless the adjustment would result in a change of at least 1% in the then effective Conversion Rate. However, we will carry forward any adjustment that is less than 1% of the Conversion Rate and make such carryforward adjustment in any subsequent adjustment and, regardless of whether the aggregate adjustment is less than 1%, on the conversion date for any Series B Preferred Stock. In addition, at the end of each fiscal year, beginning with the fiscal year ending December 31, 2015, we will give effect to any adjustments that we have otherwise deferred pursuant to this provision, and those adjustments will no longer be carried forward and taken into account in any subsequent adjustment. Adjustments to the Conversion Rate will be calculated to the nearest 1/10,000 of a share.

To the extent permitted by law and the continued listing requirements of NYSE (or any stock exchange on which our common stock may then be listed), we may, from time to time, increase the Conversion Rate by any amount for a period of at least 20 business days or any longer period permitted or required by law, so long as the increase is irrevocable during that period and our Board of Directors determines that the increase is in our best interests. We will mail a notice of the increase to registered holders at least 15 calendar days before the day the increase commences. In addition, we may, but are not obligated to, increase the Conversion Rate as we determine to be advisable in order to avoid or diminish taxes to recipients of certain distributions.

For the purposes of determining the adjustment to the applicable Conversion Rate for the purposes of:

•
clauses (b), (c) in the event of an adjustment not relating to a spin-off and (d) above, the “current market price” of our common stock is the average of the per share volume-weighted average prices of our common stock for each day over the 10 consecutive trading day period ending on the trading day before the Ex-Date (as defined below) with respect to the issuance or distribution requiring such computation;

•
clause (c) above in the event of an adjustment relating to a spin-off, the “current market price” of our common stock, share capital or equity interest, as applicable, is the average of the per share volume-weighted average prices of our common stock for each day over the first ten consecutive trading days immediately following, and including, the Ex-Date for the spin-off; and

•
clause (e) above, the “current market price” of our common stock is the average of the per share volume-weighted average prices of our common stock for each day over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date of the tender or exchange offer.

In the event of:

•
any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing corporation and in which the common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;

•	any recapitalization, reclassification or change of our common stock into securities, including securities other than our common stock; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or property (each, a “reorganization event”), each share of Series B Preferred Stock outstanding immediately prior to such reorganization event shall, without the consent of the holders of the Series B Preferred Stock, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its Series B Preferred Stock into common stock immediately prior to such reorganization event (such securities, cash and other property, the “exchange property,” with each “unit of exchange property” meaning the kind and amount of exchange property that a holder of one share of common stock is entitled to receive). For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election (or of all holders of our common stock if none makes an election). We will notify holders of the Series B Preferred Stock of the weighted average as soon as practicable after such determination is made. The number of units of exchange property for each share of Series B Preferred Stock converted following the effective date of such reorganization event will be determined as if references to our common stock in the description of the conversion rate applicable upon mandatory conversion and conversion at the option of the holder were to units of exchange property (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such Series B Preferred Stock are actually converted).

In addition, we may make such increases in the Conversion Rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of our common stock (or issuance of rights or warrants to acquire our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to the applicable Conversion Rate.

The term “Ex-Date” as used herein is the first date on which our common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

Upon each adjustment to the Conversion Rate, a corresponding adjustment shall be made to the Conversion Price, calculated by dividing the liquidation preference by the adjusted Conversion Rate. Any adjustment pursuant to the foregoing provisions shall also result in a corresponding adjustment to the Share Cap.

13.	Events That Will Not Result in Adjustment.

The Conversion Rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities;

•
upon the issuance of any shares of our common stock, restricted stock or restricted stock units, nonqualified stock options, incentive stock options or any other options or rights (including stock appreciation rights) to purchase shares of our common stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries;

•
upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet point and outstanding as of the date the Series B Preferred Stock was first issued;

•	for unpaid accrued and accumulated dividends, if any;

•	upon the repurchase of any shares of our common stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer; or

•	for a change in the par value of shares of our common stock.

We shall not take any action that would require an adjustment to the Conversion Rate such that the Conversion Price, as adjusted to give effect to such action, would be less than the then-applicable par value per share of our common stock, except we may undertake a share split or similar event if such share split results in a corresponding reduction in the par value per share of our common stock such that the as-adjusted new effective Conversion Price per share would not be below the new as-adjusted par value per share of our common stock following such share split or similar transaction and the Conversion Rate is adjusted as provided under clause (a) (and/or any such other clause(s) as may be applicable) under Section 12 of these Articles Supplementary. In addition, the articles supplementary provide that we may not take any action that would result in an adjustment to the Conversion Rate without complying with any applicable stockholder approval rules of the NYSE or any other stock exchange on which our common stock may be listed at the relevant time.
Except as otherwise provided for in these Articles Supplementary, we will not adjust the Conversion Rate for any issuance of shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock or rights to purchase shares of our common stock or such convertible, exchangeable or exercisable securities.

14.	Notice of Adjustment.

Whenever a Conversion Rate is to be adjusted, the Company shall:

(a) compute such adjusted Conversion Rate and prepare and transmit to the Transfer Agent an notice setting forth such adjusted Conversion Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based;

(b) not more than 10 calendar days prior to the occurrence of an event that requires an adjustment to the Conversion Rate, provide, or cause to be provided, a written notice to the registered holders (which, for the avoidance of doubt, shall be DTC in the event that the Series B Preferred Stock are represented by global certificates) of the occurrence of such event; and

(c) as soon as practicable following the determination of such adjusted Conversion Rate provide, or cause to be provided, to the registered holders a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth such adjusted Conversion Rate.

15.	Voting Rights.
(a)    Holders of the Series B Preferred Stock generally have no voting rights, except as set forth below:
(i)    Whenever a Penalty Event has occurred, the number of directors constituting the Board will be increased by two (if not already increased by two by reason of the election of directors by the holders of any other classes or series of our equity securities we may issue upon which similar voting rights have been conferred) and the holders of Series B Preferred Stock (voting separately as a class with all other classes or series of equity securities we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series B Preferred Stock or by the holders of any other classes or series of equity securities upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders), and at each subsequent annual meeting until a Correction Event has occurred with respect to each Penalty Event then continuing. In that case, the right of holders of the Series B Preferred Stock to elect any directors will cease and, any directors elected by holders of the Series B Preferred Stock shall immediately resign and the number of directors constituting the Board shall be reduced accordingly. In no event shall the holders of Series B Preferred Stock be entitled pursuant to these voting rights to elect a director that would cause us to fail to satisfy a requirement relating to director independence of any National Exchange on which any class or series of our stock is listed or quoted. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series B Preferred Stock (voting separately as a class with all other classes or series of equity securities we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such directors) pursuant to these voting rights exceed two.

(ii)    If a special meeting is not called by us within 30 days after request from the holders of Series B Preferred Stock as described above, then the holders of record of at least 25% of the outstanding Series B Preferred Stock may designate a holder to call the meeting at our expense.
(iii)    If, at any time when the voting rights conferred upon the Series B Preferred Stock are exercisable as a result of a Penalty Event, as described above, any vacancy in the office of a director elected pursuant to those special voting rights shall occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the outstanding Series B Preferred Stock and any other classes or series of equity securities upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of directors. Any director elected or appointed may be removed only by the affirmative vote of holders of the outstanding Series B Preferred Stock and any other classes or series of equity securities upon which similar voting rights have been conferred and are exercisable and which classes or series of equity securities are entitled to vote as a class with the Series B Preferred Stock in the election of directors, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series B Preferred Stock and any such other classes or series of equity securities, and may not be removed by the holders of the Common Stock.
(iv)    On each matter on which holders of Series B Preferred Stock are entitled to vote, each share of Series B Preferred Stock will be entitled to one vote, except that when shares of any other class or series of our equity securities have the right to vote with the Series B Preferred Stock as a single class on any matter, the Series B Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of stated liquidation preference (excluding accumulated dividends).
(v)    So long as any shares of the Series B Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Series B Preferred Stock and all other series of voting preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at an annual or special meeting of such stockholders, in addition to any other vote required by our Charter or Maryland law:

•	amend, alter the provisions of the Charter, including the articles supplementary so as to authorize or create, or increase the authorized amount of, any class or series of senior stock; or

•
amend, alter or repeal the provisions of the Charter, including the articles supplementary so as to adversely affect the special rights, preferences, privileges or voting powers of the Series B Preferred Stock; or

•
consummate a binding share exchange or reclassification involving the shares of the Series B Preferred Stock or a merger or consolidation of us with another entity, unless in each case: (i) the shares of the Series B Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity (or the Series B Preferred Stock is otherwise exchanged or reclassified), are converted or reclassified into or exchanged for preferred stock of the surviving or resulting entity or its ultimate parent; and (ii) such shares of the Series B Preferred Stock that remain outstanding or such shares of Preferred Stock, as the case may be, have rights, preferences, privileges and voting powers that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, taken as a whole, of the Series B Preferred Stock immediately prior to the consummation of such transaction; provided, however, that the following will be deemed not to adversely affect (or to otherwise cause to be materially less favorable the rights, preferences, privileges or voting powers of the Series B Preferred Stock and shall not require the affirmative vote of holders of the Series B Preferred Stock but may be effected by due action of the Board and any required approval of the holders of the Company’s common stock: (1) any increase in the amount of the Company’s authorized but unissued shares of the Company’s Preferred Stock, (2) any increase in the amount of our authorized Series B Preferred Stock or the issuance of any additional shares of the Series B Preferred Stock, (3) the authorization or creation of any class or series of parity or junior stock, any increase in the amount of authorized but unissued shares of such class or series of parity or junior stock or the issuance of additional shares of such class or series of parity or junior stock or (4) the adoption or inclusion (by amendment, alteration, share exchange, reclassification, merger, consolidation or similar means) of charter provisions (whether in the Charter or a successor entity certificate of incorporation or other equivalent governing document) applicable to capital stock (including Series B Preferred Stock or any successor Preferred Stock) relating to the ownership limitations and transfer restrictions that are customary, in the sole determination of the Board, for the protection of our or any successor entity’s status as a REIT and a “domestically controlled qualified investment entity” for tax purposes; provided, further, in each case that no vote of the holders of Series B Preferred Stock shall be required if provision is made to redeem and all Series B Preferred Stock is redeemed at or prior to the time such amendment, alteration, repeal, share exchange, reclassification, merger or consolidation is to take effect or when the issuance of any such shares or convertible securities is to be made, as the case may be, which provision shall include, for the avoidance of doubt, any Special Optional Redemption as described above.
(vi)    If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting Preferred Stock, then only the series of voting Preferred Stock adversely affected and entitled to vote shall vote as a class in lieu of all other series of voting Preferred Stock. Except as expressly stated in the Articles Supplementary or as may be required by applicable law, the Series B Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

16.    Information Rights.

During any period in which the Company is not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, the Company will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series B Preferred Stock, as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10- Q that the Company would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon written request, supply copies of such reports to any holders or prospective holder of Series B Preferred Stock. The Company will mail (or otherwise provide) the reports to the holders of the Series B Preferred Stock within 15 days after the respective dates by which we would have been required to file such reports with the SEC, if the Company were subject to Section 13 or Section 15(d) of the Exchange Act, in each case, based on the dates on which the Company would be required to file such periodic reports if the Company were a “non-accelerated filer” as such term is understood in the context of the Exchange Act.
17.    The Series B Preferred Stock Ownership Limit.
The ownership limits set forth in Article VI of the Charter shall fully apply to the Series B Preferred Stock. Notwithstanding any other provision of the Series B Preferred Stock, no holder of shares of the Series B Preferred Stock will be entitled to convert any shares of Series B Preferred Stock into shares of our Common Stock to the extent that receipt of our Common Stock would cause such holder or any other person to exceed the applicable ownership limit contained in our Charter.
SECOND: The Series B Preferred Stock has been classified by the Board under the authority contained in the Charter.
THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.
FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.
FIFTH: The undersigned President of the Company acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed in its name and on its behalf by its President and attested to by its Secretary of this 4th day of December, 2015.

ASHFORD HOSPITALITY PRIME, INC.

By:	/s/ Douglas A. Kessler
Name: Douglas A. Kessler
Title: President

ATTEST:

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary